Exhibit 3.3

PACIFIC OAK RESIDENTIAL TRUST, INC.

ARTICLES SUPPLEMENTARY

6.0% SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

Pacific Oak Residential Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the Articles of Incorporation filed of record with the Maryland State Department of Assessments and Taxation (the “SDAT”) on April 1, 2014, and the Articles of Conversion filed of record with the SDAT on April 1, 2014, as amended by the Articles of Amendment filed of record with the SDAT on November 5, 2014, the Articles of Amendment filed of record with the SDAT on November 5, 2014, and the Articles of Merger filed of record with the SDAT on November 4, 2019 (as so amended and as may be amended or restated or supplemented from time to time, the “Charter”) and Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors has, by resolution adopted at a duly called and held meeting of the Board of Directors, classified and designated 15,000 shares of authorized but unissued preferred stock, $0.001 par value per share, of the Corporation as shares of 6.0% Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share, and has provided for the issuance of such series.

SECOND: The terms of the 6.0% Series A Cumulative Convertible Redeemable Preferred Stock as set by the Board of Directors, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or re-lettering of the sections or subsections hereof, are as follows:

Section 1.               Number of Shares and Designation. A series of Preferred Stock, par value $0.001 per share, of the Corporation (the “Preferred Stock”) designated as 6.0% Series A Cumulative Convertible Redeemable Preferred Stock (the “Series A Preferred Shares”) is hereby established. The number of shares of Preferred Stock which shall constitute such class shall be 15,000, par value $0.001 per share.

Section 2.                Definitions. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

“Available Cash” shall mean all cash on hand at the end of the most recent quarter, less the amount of cash reserves established by the Board to (a) provide for the proper conduct of the Corporation’s business (including reserve for maintenance and capital expenditures); or (b) comply with applicable law, any of the Corporation’s instruments for Indebtedness, or other agreements, plus all cash on hand on the date of determination of available cash resulting from working capital borrowings made after the end of the quarter but prior to the Dividend Payment Date. For purposes hereof, “working capital borrowings” are generally borrowings that are made under any revolving credit or similar agreement used solely for working capital purposes or to pay distributions to stockholders.

“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under Section 5(d) hereof as the Call Date.

“Common Shares” shall mean shares of Common Stock, par value $0.001 per share, of the Corporation.

“Conversion Date” shall mean the date fixed for conversion of the Series A Preferred Shares and specified in the notice to the Corporation required under Section 7(b) hereof as the Conversion Date.

“Conversion Price” shall mean an amount equal to 110% of an amount equal to a fraction, (x) the numerator of which is equal to $56,628,720.81 and (y) the denominator of which is equal to the number of Common Shares issued and outstanding immediately after (and giving effect to) the consummation of the Initial Public Offering.

“Depositary” shall mean The Depository Trust Company or a similar depositary.

“Dividend Payment Date” shall mean the fifteenth (15th) day of each of January, April, July and October of each year following the Issue Date until such time as the Series A Preferred Shares are converted or redeemed in accordance herewith, commencing on January 15, 2020; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest or other sum shall accumulate or be paid on the amount so payable for the period after such Dividend Payment Date to such next Business Day.

“Dividend Periods” shall mean, until the Series A Preferred Shares are redeemed, quarterly dividend periods commencing on the first calendar day of the quarter and ending on the last calendar day of the quarter, starting in the first month of the first calendar quarter following the Issue Date of the Series A Preferred Shares.

“Indebtedness” shall mean (a) any indebtedness of the Corporation, whether or not contingent, for borrowed money (whether by loan or the issuance and sale of debt securities evidenced by notes, debentures or similar instruments and including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) any obligations of the Corporation evidenced by notes, bonds, debentures or other similar instruments, (c) any obligations, contingent or otherwise, of the Corporation under bankers’ acceptances, letters of credit or similar facilities that have been drawn, and (d) any guarantees made by the Corporation of any of the foregoing of its subsidiaries.

“Initial Public Offering” shall mean the consummation of the sale of Common Shares in a firm commitment underwritten public offering in which the Common Shares are initially listed or admitted for trading on a national securities exchange.

“Issue Date” shall mean the date or dates on which a Preferred Share is issued.

“Loan to Value Ratio” shall mean, as of any date, the ratio of (a) the aggregate principal amount of all Indebtedness of the Corporation and its subsidiaries on such date to (b) the net asset value of the Corporation and its subsidiaries as reasonably determined by, and calculated through procedures approved by, the Board of Directors.

“Junior Shares” shall mean the Common Shares and any other class or series of shares of capital stock of the Corporation now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and, unless the context clearly indicates otherwise.

“Parity Shares” shall have the meaning set forth in Section 9(b) hereof.

“Senior Shares” shall have the meaning set forth in Section 9(a) hereof.

“Set Apart for Payment” shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of capital stock ranking on a parity with the Series A Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “Set Apart for Payment” with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Transfer Agent” means V Stock Transfer, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

Capitalized terms used and not defined in these Articles Supplementary shall have the meanings assigned to them in the Charter of the Corporation.

Section 3.                Dividends.

(a)            Subject to the preferential rights of the holders of any Senior Shares, the holders of any Series A Preferred Share shall be entitled to receive, when, as, and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for that purpose, dividends payable in cash in an amount per Share equal to 6.0% of the liquidation preference per annum (equivalent to $60.00 per Share per annum), except as provided in Sections 3(b), 3(c) and 3(d) hereof. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date of such Series A Preferred Share, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized by the Board of Directors and declared by the Corporation, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the first Issue Date. Each such dividend shall be payable in arrears to the holders of record of Series A Preferred Shares, as they appear on the stock records of the Corporation on the last day of the calendar quarter, whether or not a Business Day, immediately preceding the quarter in which the applicable Dividend Payment Date falls. Accrued and unpaid dividends on the Series A Preferred Shares for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than ten (10) nor more than fifty (50) days preceding the payment date thereof, as may be fixed by the Board of Directors. Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Shares shall accrue whether or not the Corporation has Available Cash, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(b)           If all of the Series A Preferred Shares selected for redemption pursuant to Section 6 are not redeemed by the Corporation in accordance with the terms of Section 6, then the annual dividend rate for the Series A Preferred Shares will increase to 12.0% of the liquidation preference per annum (equivalent to $120 per Share per annum) beginning on the calendar day immediately following the redemption date (as determined in accordance with Section 6(c)); provided, however, that such 12.0% dividend rate shall not apply unless and until the aggregate number of Series A Preferred Shares selected for redemption pursuant to Section 6 that are not redeemed by the Corporation in accordance with the terms of Section 6 constitute 10.0% or more of all outstanding Series A Preferred Shares.

(c)           If, at any time following November 4, 2020, dividends on any Series A Preferred Shares shall be in arrears for more than two (2) Dividend Periods, whether or not consecutive, the then-applicable annual dividend rate for the Series A Preferred Shares will increase beginning on such date by 3.0% of the liquidation preference per annum (equivalent to an additional $30 per share per annum).

(d)          The amount of dividends payable for each full Dividend Period for the Series A Preferred Shares shall be computed by dividing the then-applicable annual dividend rate by four. The amount of dividends payable for the Series A Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months. Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Shares. Except as set forth in Section 3(c), no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears.

(e)            So long as any Series A Preferred Shares are outstanding, no full dividends, except as described in the immediately following sentence, shall be declared or paid or Set Apart for Payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof Set Apart for Payment on the Series A Preferred Shares for all past Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not Set Apart for Payment), as aforesaid, all dividends declared upon the Series A Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and accumulated and unpaid on such Parity Shares.

(f)            So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be declared or paid or Set Apart for Payment or other distribution declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares of the Corporation shall have been paid or declared and Set Apart for Payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or declared and Set Apart for Payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and the current dividend period with respect to such Parity Shares. Any dividend payment on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due which remains payable.

(g)           No distributions on Series A Preferred Shares shall be authorized by the Board of Directors of the Corporation or paid or Set Apart for Payment by the Corporation at such time as the terms and provisions of any material agreement of the Corporation for Indebtedness, prohibits such declaration, payment or Set Apart for Payment or provides that such declaration, payment or Set Apart for Payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Shares shall not be added to the Corporation’s total liabilities.

(h)            Anything in these terms of the Series A Preferred Shares to the contrary notwithstanding, nothing in this Section 3 shall prevent the creation, authorization or issuance of up to $200,000 in the aggregate (as determined based upon the aggregate offering price), or purchase or acquisition by the Corporation, of Series A Preferred Shares (or Senior Shares or Parity Shares) in order to preserve the qualification of the Corporation as a real estate investment trust for federal and/or state income tax purposes or to comply with any applicable listing or continued listing requirements of any national securities exchange or automated quotation system.

Section 4.                Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or Set Apart for Payment for the holders of Junior Shares, the holders of the Series A Preferred Shares shall be entitled to receive $1,000.00 per Series A Preferred Share (as may be adjusted for stock splits, recapitalizations, combinations, reclassifications and similar events which affect the Series A Preferred Shares) plus an amount equal to all dividends (whether or not declared), including any amount due under Section 5(b), accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. After payment to the holders of the Series A Preferred Shares of the full preferential amount to which they are entitled, as described above, the holders of the Series A Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b)           Subject to the rights of the holders of any Parity Shares, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

Section 5.                Redemption at the Option of the Corporation.

(a)           The Series A Preferred Shares shall not be redeemable prior to November 4, 2022, except as set forth in Section 6. At any time on or after November 4, 2022, the Corporation, at its option, may redeem, in whole or in part, the Series A Preferred Shares, at any time and from time to time, at a redemption price of (i) $1,120.00 per Series A Preferred Share (as may be adjusted for stock splits, recapitalizations, combinations, reclassifications and similar events which affect the Series A Preferred Shares), plus (ii) the amounts indicated in Section 5(b). If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed may be selected by any equitable method determined by the Board of Directors provided that such method does not result in the creation of fractional shares.

(b)           Upon any redemption of Series A Preferred Shares pursuant to this Section 5, the Corporation shall pay in full all accrued and unpaid dividends in arrears for each Dividend Period ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares called for redemption.

(c)            If full cumulative dividends on the Series A Preferred Shares and any other class or series of Parity Shares of the Corporation shall not have been or contemporaneously are (i) authorized, declared and paid or (ii) declared and a sum sufficient for the payment thereof Set Apart for Payment for all past Dividend Periods that have ended and the then current Dividend Period, the Series A Preferred Shares may not be redeemed under this Section 5 and the Corporation may not purchase or acquire Series A Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares or pursuant to Article VII of the Charter.

(d)           Notice of the redemption of Series A Preferred Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than thirty (30) nor more than ninety (90) days prior to the Call Date. Neither the failure to mail any notice required by this Section 5(d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders; provided, however, that, notwithstanding anything to the contrary herein, in the event any holder of Series A Preferred Shares effectively delivers a written election to the Corporation to convert such Series A Preferred Shares pursuant to Section 7(b) either (x) at or prior to the time the Corporation effectively delivers a notice of redemption pursuant to this Section 5(d) or (y) at, prior to or after the time the Corporation effectively delivers a notice of redemption pursuant to this Section 5(d) and the date on which the conversion is required to occur pursuant to such election to convert, as determined in accordance with Section 7(b), is November 4, 2022, such holder’s notice, election and right to convert such Series A Preferred Shares shall control and take priority over the Corporation’s notice, election and right to redeem such Series A Preferred Shares. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Call Date; (ii) if less than all of the Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed; (iii) the redemption price set forth in Section 5(a) or Section 5(b), as applicable, plus accrued and unpaid dividends through the Call Date, including dividends required by Section 5(c) above; (iv) the place or places at which certificates, if any, for such Series A Preferred Shares are to be surrendered (or, in the case of shares of Series A Preferred Share held in book-entry form, the Depositary the facilities of which such Series A Preferred Shares shall be redeemed); and (v) that dividends on the Series A Preferred Shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (x) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (y) said Series A Preferred Shares shall no longer be deemed to be outstanding, and (z) all rights of the holders thereof as holders of Series A Preferred Shares of the Corporation shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required or, in the case of Series A Preferred Shares held in book-entry form through a Depositary, upon delivery of such shares in accordance with such notice and the procedures of such Depositary, and to receive any dividends payable thereon). The Corporation’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $500,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two (2) years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such Shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

As promptly as practicable after the surrender or delivery in accordance with said notice of any such Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state, or, in the case of shares of Series A Preferred Stock held in book-entry form through a Depositary, upon delivery of such shares in accordance with such notice and the procedures of such Depositary), such Shares shall be exchanged for any cash (without interest thereon) for which such Shares have been redeemed.

(e)           The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

i.              the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

ii.             any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two (2) years from the applicable redemption date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the redemption price without interest or other earnings.

Section 6.                Redemption at the Option of the Holder.

(a)           Beginning on and during the period of November 4, 2021 through November 3, 2022, any holder of Series A Preferred Shares may require the Corporation to redeem such holder’s Series A Preferred Shares, in whole or in part, subject to the Board’s determination that the Corporation has sufficient Available Cash for such redemption; provided, however, that any holder electing to redeem Series A Preferred Shares pursuant to this Section 6(a) must redeem at least the lesser of (i) 10% of all of the then outstanding Series A Preferred Shares or (ii) all of such holder’s Series A Preferred Shares. The redemption price for redemptions under this Section 6(a) will be equal to (i) $1,000.00 per Series A Preferred Share (as may be adjusted for stock splits, recapitalizations, combinations, reclassifications and similar events which affect the Series A Preferred Shares), plus (ii) all accrued but unpaid dividends, through the redemption date.

(b)          Beginning on November 4, 2022 and at any time thereafter, any holder of Series A Preferred Shares may require the Corporation to redeem such holder’s Series A Preferred Shares, in whole or in part, subject to the Board’s determination that the Corporation has sufficient Available Cash for such redemption; provided, however, that any holder electing to redeem Series A Preferred Shares pursuant to this Section 6(b) must redeem at least the lesser of (i) 10% of all of the then outstanding Series A Preferred Shares or (ii) all of such holder’s Series A Preferred Shares. The redemption price for redemptions under this Section 6(b) will be equal to (i) $1,120.00 per Series A Preferred Share, plus (ii) all accrued but unpaid dividends, through the redemption date.

(c)           Any redemption under this Section 6 shall occur on the one hundred and twentieth (120th) day following the timely delivery to the Corporation of the written election by the relevant holder(s) of Series A Preferred Shares to redeem the Series A Preferred Shares; provided, however, that if such one hundred and twentieth (120th) day falls on any day other than a Business Day, the redemption shall be paid and occur on the Business Day immediately following such one hundred and twentieth (120th) day.

Section 7.                Conversion at the Option of the Holder.

(a)            If the Common Shares are listed or traded on any national securities exchange, then at any time on or after November 4, 2022 (unless, prior to such date, all of the Series A Preferred Shares shall have been redeemed pursuant to Sections 5, 6(a) or 6(b) above), any holder of Series A Preferred Shares may elect to convert such holder’s Series A Preferred Shares, in whole or in part, into Common Shares of the Corporation. The number of Common Shares to be issued for each Series A Preferred Share to be redeemed upon conversion shall be equal to (i) the sum of (A) $1,120.00 (as may be adjusted for stock splits, recapitalizations, combinations, reclassifications and similar events which affect the Series A Preferred Shares), plus (B) any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Conversion Date, divided by (ii) the Conversion Price, as it may be adjusted from time to time in accordance with Section 14.

(b)           Subject to applicable law and the rules or regulations of the applicable national securities exchange on which the Common Shares are then listed or traded, any conversion of Series A Preferred Shares into Common Shares under this Section 7 shall occur on or prior to the thirtieth (30th) day following the date that the holder of such Series A Preferred Shares delivers a written election to the Corporation to convert such Series A Preferred Shares; provided, however, that if such thirtieth (30th) day falls on any day other than a Business Day, the conversion and issuance of Common Shares shall occur on the Business Day immediately following such thirtieth (30th) day. New certificates representing the as-converted Common Shares shall be issued on or following the Conversion Date without cost to the holder thereof. In the event any holder of Series A Preferred Shares effectively delivers a written election to the Corporation to convert such Series A Preferred Shares pursuant to this Section 7(b) either (x) at or prior to the time the Corporation effectively delivers a notice of redemption pursuant to Section 5(d) or (y) at, prior to or after the time the Corporation effectively delivers a notice of redemption pursuant to Section 5(d) and the date on which the conversion is required to occur pursuant to such election to convert, as determined in accordance with this Section 7(b), is November 4, 2022, then such holder’s notice, election and right to convert such Series A Preferred Shares shall control and take priority over the Corporation’s notice, election and right to redeem such Series A Preferred Shares.

(c)            Notwithstanding any provision hereof to the contrary, if the applicable rules or regulations of the national securities exchange on which the Common Shares are then listed or traded limits or prohibits the conversion of all or any portion of the Common Shares into which the Series A Preferred Shares are then convertible (including, without limitation, because the issuance of all or any portion of such Common Shares requires the approval of the stockholders of the Corporation), then the Corporation shall not issue pursuant to this Section 7 more than such number of Common Shares as may be issued by the Corporation in accordance with the applicable rules and regulations of the national securities exchange on which the Common Shares are then listed or traded. Any Series A Preferred Shares not convertible as a result of the foregoing shall remain outstanding and shall become convertible by such holder (or another holder) if, when and to the extent that the limitation or prohibition is waived, modified, not applicable or otherwise permitted by the applicable rules and regulations of the national securities exchange on which the Common Shares are then listed or traded. If approval of the stockholders of the Corporation is required for the conversion of all or any portion of the Common Shares into which the Series A Preferred Shares are then convertible, then at the first annual meeting of stockholders required to be held by the Corporation following the earliest of (i) the Initial Public Offering or (ii) November 4, 2022, the Corporation shall solicit by proxy (to the extent effected by stockholder vote) the authorization (the “Stockholder Approval”) of the issuance of all or any portion of the Common Shares upon conversion of the Series A Preferred Shares pursuant to this Section 7 that are so limited or prohibited by the required vote of the stockholders of the Corporation under the applicable rules and regulations of the national securities exchange on which the Common Shares are then listed or traded.

Section 8.               Shares To Be Retired. All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued Series A Preferred Shares of the Corporation.

Section 9.                Ranking. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

(a)           senior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares (“Senior Shares”);

(b)            on a parity with the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per Share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per Share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c)            junior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares, it being understood that any class of Common Shares of the Corporation shall rank junior to the Series A Preferred Shares.

Section 10.             Voting.

(a)            Except as provided in this Section 10, the Series A Preferred Shares will have no voting rights.

(b)           So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by the Charter of the Corporation, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Series A Preferred Shares at the time outstanding (voting as a separate class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)             a Loan to Value Ratio of the Corporation greater than seventy percent (70%);

(ii)            any amendment, alteration or repeal of any of the provisions of the Charter of the Corporation or its Annexes, including the terms of the Series A Preferred Shares (whether by merger, consolidation, or transfer or conveyance of all or substantially all of its assets), that materially and adversely affects any powers, rights or preferences of the Series A Preferred Shares; provided, however, that the amendment of the provisions of the Charter of the Corporation so as to authorize or create or to increase the authorized amount of, any Junior Shares that are not senior in any respect to the Series A Preferred Shares, or any Parity Shares, shall not be deemed to materially adversely affect the powers, rights or preferences of the Series A Preferred Shares; and provided, further, that if any such amendment, alteration or repeal would also materially and adversely affect any powers, rights or preferences of any Parity Shares, the affirmative vote of a majority of the votes entitled to be cast by the holders of the Series A Preferred Shares and such Parity Shares at the time outstanding (voting together as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating such amendment, alteration or repeal;

(iii)           a share exchange that affects the Series A Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series A Preferred Share (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares); or

(iv)          the authorization or creation of, or the increase in the authorized amount of, any Series A Preferred Shares or Senior Shares of any class, or any security convertible into any Series A Preferred Shares or Senior Shares of any class;

provided, however, that no such vote of the holders of Series A Preferred Shares shall be required if, at or prior to the time when such action exceeding the Loan to Value Ratio, amendment, alteration or repeal is to take effect, such share exchange, consolidation or merger is to take effect, or when the issuance of any such Series A Preferred Shares, Senior Shares or convertible securities is to be made, as the case may be, provision is made for the redemption of all Series A Preferred Shares at the time outstanding in accordance with the terms set forth herein.

(c)            For purposes of the foregoing provisions of this Section 10, each Series A Preferred Share shall have one (1) vote per Share. Except as otherwise required by applicable law or as set forth herein, the Series A Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(d)            Anything in these terms of the Series A Preferred Shares to the contrary notwithstanding, nothing in this Section 10 shall require the consent or approval of the holders of the Series A Preferred Shares, or otherwise prevent, the creation, authorization or issuance of up to $200,000 in the aggregate (as determined based upon the aggregate offering price), or purchase or acquisition by the Corporation, of Series A Preferred Shares (or Senior Shares or Parity Shares) in order to preserve the qualification of the Corporation as a real estate investment trust for federal and/or state income tax purposes or to comply with any applicable listing or continued listing requirements of any national securities exchange or automated quotation system.

Section 11.             Ownership Limitations. The terms and provisions of Article VII of the Charter shall apply to the Series A Preferred Shares.

Section 12.             Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13.             Sinking Fund. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 14.             Adjustment for Stock Splits, Recapitalizations, Combinations, Reclassifications, etc.

(a)            If the outstanding Series A Preferred Shares shall be subdivided, including by recapitalization, reclassification, a stock split in the form of a stock dividend or similar events which affect the outstanding Series A Preferred Shares, into a greater number of shares or other securities of the Corporation convertible into or exchangeable for Series A Preferred Shares, then the liquidation preference, redemption price and Conversion Price, each as in effect immediately prior to such subdivision, shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced. Conversely, if the outstanding Series A Preferred Shares shall be combined, including by reclassification or recapitalization or similar events which affect the outstanding Series A Preferred Shares, into a smaller number of shares or other securities of the Corporation convertible into or exchangeable for Series A Preferred Shares, then the liquidation preference, redemption price and Conversion Price, each as in effect immediately prior to such combination, shall, simultaneously with the effectiveness of such combination be proportionately increased. Any adjustment to the liquidation preference, redemption price and Conversion Price under this Section 14(a) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

(b)            If, at any time or from time to time on or after the effective date of the Initial Public Offering, the Common Shares issuable upon the conversion of the Series A Preferred Shares shall be subdivided, including by recapitalization, reclassification, stock split, stock dividend or similar event, into a greater number of shares, then the Conversion Price, as in effect immediately prior to such subdivision, shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced. Conversely, if at any time or from time to time on or after the effective date of the Initial Public Offering, the Common Shares issuable upon the conversion of the Series A Preferred Shares shall be combined, including by recapitalization, reclassification, reverse stock split or similar event, into a smaller number of shares, then the Conversion Price, as in effect immediately prior to such combination, shall, simultaneously with the effectiveness of such combination be proportionately increased. Any adjustment to the Conversion Price under this Section 14(b) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

FIFTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President of the Corporation acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[ Signatures appear on the following page. ]

IN WITNESS WHEREOF, Pacific Oak Residential Trust, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer and Secretary on this 4th day of November, 2019.

ATTEST:	PACIFIC OAK RESIDENTIAL TRUST, INC.

/s/ Peter McMillan	By	/s/ Keith Hall
Peter McMillan	Keith Hall
Chief Financial Officer & Secretary	Chairman